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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date Of Report (Date Of Earliest Event Reported): April 18, 2001

                         ENSTAR INCOME PROGRAM IV-3 L.P.
             (Exact Name Of Registrant As Specified In Its Charter)

                                     Georgia
                 (State or other jurisdiction of incorporation)

       0-15686                                          58-1648320
(Commission File Number)                    (I.R.S. Employer Identification No.)

                      c/o Enstar Communications Corporation
          12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (314) 965-0555




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Item 5. Other Events.


         As previously reported, Enstar Income Program IV-3, L.P. (the "Partnership"), together with certain affiliates (collectively, the "Selling Partnerships"), entered into two separate and comprehensive purchase and sales agreements, one dated as of June 21, 2000, as amended September 29, 2000 (the "Gans I Agreement") and the other dated as of August 8, 2000, as amended September 29, 2000 (the "Gans II Agreement") with Multimedia Acquisition Corp., an affiliate of Gans Multimedia Partnership ("Gans"). The Gans I Agreement provided for Gans to acquire the assets comprising the Partnership's Fulton, Kentucky cable system, as well as certain assets of the other Selling Partnerships. The Gans II Agreement provided for Gans to acquire the assets comprising the Partnership's Shelbyville, Illinois cable system, the Partnership's ratable portion of the cable system assets of Enstar of Macoupin County, a partnership of which the Partnership is one of three general partners, and certain assets of the other Selling Partnerships.

         Following a series of discussion and meetings, the Partnership and Gans have determined that they will not be able to agree on certain further amendments to the Gans I and Gans II Agreements that are required in order to satisfy conditions precedent to close the transaction. In light of this, present economic and financial market conditions, and their impact on Gans' inability to arrange financing in order to close the acquisition, on April 18, 2001 the parties agreed to terminate the Gans I and Gans II Agreements.

         The Partnership's general partner will continue to operate the Partnership's cable television systems and will continue to investigate potential divestiture transactions for the benefit of its Unitholders.

         On November 17, 2000, the Partnership filed a Preliminary Consent Statement with the Securities and Exchange Commission, pursuant to which the Partnership's general partner would solicit consents from the limited partners to approve the Gans I and Gans II Agreements. In light of the foregoing events, the Partnership has decided at this time to withdraw the Preliminary Consent Statement.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                Enstar Income Program IV-3, L.P.

                                By:    Enstar Communications Corporation,
                                       its General Partner

                                       By: /s/ RALPH KELLY
                                          --------------------------------------
                                            Ralph Kelly,
                                            Senior Vice President and Treasurer


Dated:       April 30, 2001